Exhibit 99.1

RESOLUTE ENERGY CORPORATION ANNOUNCES CLOSING OF SALE OF 5% INTEREST IN GREATER ANETH FIELD TO NAVAJO NATION OIL AND GAS COMPANY

Denver, Colorado – July 2, 2012 – Resolute Energy Corporation (“Resolute” or the “Company”) (NYSE: REN) today announced that it had closed the sale of 5% of its interest in Greater Aneth Field to Navajo Nation Oil and Gas Company (“NNOG”).

Resolute and NNOG previously announced that they had entered into a purchase and sale agreement in April 2012 pursuant to which NNOG exercised an option to purchase 10% of the interest owned by Resolute in Greater Aneth Field. This option was exercised for cash consideration of $100 million, including a $10 million performance deposit and subject to customary purchase price adjustments. The purchase and sale agreement provided that the transaction would be closed and paid for in two equal transfers of 5% each, scheduled for July 2012 and January 2013. The first of these two transfers was consummated on July 2, 2012. Resolute received cash of approximately $45 million for the 5% interest that was transferred. Resolute paid down amounts owed under its credit facility with the proceeds of the sale. Refer to Resolute’s press release dated April 11, 2012, for further information on the transaction.

About Resolute Energy Corporation

Resolute is an independent oil and gas company focused on the acquisition, exploration, exploitation and development of oil and gas properties, with a particular emphasis on liquids-focused, long-lived onshore U.S. opportunities. Resolute’s producing properties are located in the Paradox Basin in Utah, the Powder River Basin in Wyoming, the Permian Basin in Texas and the Bakken trend of North Dakota. The Company also owns exploration and exploitation properties in the Permian Basin of Texas and the Big Horn and Powder River Basins of Wyoming.

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Contact:

HB Juengling

Vice President - Investor Relations

Resolute Energy Corporation

303-534-4600

hbjuengling@resoluteenergy.com